                      FIRST FEDERAL FINANCIAL BANCORP, INC.
                                415 CENTER STREET
                               IRONTON, OHIO 45638

RELEASE DATE: FEBRUARY 4, 2003

CONTACT:  I. Vincent Rice
          President
          (740) 532-6845

          FIRST FEDERAL FINANCIAL BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

          IRONTON, OHIO--(OTCBB:FFFB) First Federal Financial Bancorp, Inc.
(the "Company") announced today that it earned $91,846, or $.21 per share ($.20 per share diluted), for the three months ended December 31, 2002, as compared to $84,252, or $.20 per share (basic and diluted), for the three months ended December 31, 2001.

          The Company paid a regular quarterly dividend of $.07 per share for the quarters ending December 31, 2002 and 2001.

ACQUISITION OF LINCOLN SAVINGS AND LOAN ASSOCIATION

          On October 4, 2002, the Company's wholly-owned subsidiary, First Federal Savings Bank of Ironton, Ohio (the "Bank") acquired 100% of the outstanding stock of Lincoln Savings and Loan Association ("Lincoln"), Ironton, Ohio, utilizing the purchase method of accounting. Lincoln was dissolved upon consummation of the transaction with the assets and liabilities of Lincoln merged into the Bank and the former Lincoln continuing in operation as a branch of the Bank.

          The total consideration for Lincoln of $534,000 was paid in cash. Lincoln was a local competitor of the Bank and thus, the acquisition enabled the Bank to gain local market share and affords the Bank the opportunity to reduce costs through economies of scale.

          The results of Lincoln's operations subsequent to October 4, 2002 are included in the accompanying condensed financial statements for the three months ended December 31, 2002. Lincoln's results of operations for the quarter ended December 31, 2002 were substantially the same as those included in the accompanying condensed financial statements. In order to provide a comparison of the Company's results of operations taking into account the Lincoln acquisition, presented below are the unaudited, pro-forma condensed consolidated results of operations of the Company for the three months ended December 31, 2001, assuming the transaction occurred on October 1, 2001.

                    Net interest income                  $ 566,312
                    Net income                              70,468
                    Basic earnings per share                  0.17
                    Diluted earning per share                 0.17

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COMPARISON OF FIRST QUARTER RESULTS OF OPERATIONS

          Net interest income for the quarter increased $108,694, or 20.9%, from $520,336 for the quarter ended December 31, 2001, to $629,030 for the quarter ended December 31, 2002. Interest income decreased $77,413, or 6.3%, but was more than offset by a $186,107, or 26.6%, decrease in interest expense. The decrease in interest income resulted primarily from a decline in variable rates of interest on loans and mortgage-backed securities. The decrease in interest expense resulted primarily from decreased rates paid on deposits and Federal Home Loan Bank advances due to declining market rates of interest, and to a lesser extent, due to a decline in the average volume of advances.

          The Company provided $15,000 for loan losses during the 2002 quarter as compared to $16,000 for the 2001 quarter, reflecting management's estimate of the amount required to bring the allowance for loan losses to an adequate level based on a detail evaluation of the loan portfolio.

          Non-interest income increased $30,945, or 116.8%, from $26,503 for the 2001 quarter to $57,448 for the 2002 quarter, such increase being primarily attributable to increases in service charges on deposits of $14,164, and other service charges, commissions and fees of $6,952.

          Non-interest expense increased $124,387, or 30.6%, from $406,474 for the 2001 quarter to $530,861 for the 2002 quarter. The increase consisted primarily of increases in compensation and benefits of $81,390, data processing expenses of $24,319, occupancy and equipment expenses of $8,795, and directors' fees and expenses of $6,388, such increases being primarily attributable to the Lincoln acquisition.

          The provision for income taxes increased $8,658, or 21.6%, from $40,113 for the 2001 quarter to $48,771 for the 2002 quarter due to the increase in pretax income. The Company's effective tax rates were 34.7% and 32.3% for the 2002 and 2001 quarters, respectively.

          At December 31, 2002, the Company had $76.4 million in total assets, $67.2 million in total liabilities, and $9.2 million in total stockholders' equity. The Bank is the Company's only subsidiary, which conducts business from its main office located in Ironton, Ohio, and two full service branches located in Proctorville and Ironton, Ohio.

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              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                            CONDENSED BALANCE SHEETS

                                                December 31,   September 30,
                                                   2002            2002
                                                (Unaudited)
                                               -------------   -------------
Total Assets                                   $  76,449,871   $  68,966,931
Cash and Cash Equivalents                          6,788,572       2,669,467
Investment Securities Held to Maturity             6,479,184       4,878,630
Investment Securities Available for Sale             927,797         754,656
Loans Receivable, net                             52,137,240      49,706,792
Mortgage-Backed Securities Held to Maturity        3,256,067       3,378,557
Mortgage-Backed Securities Available for Sale      3,954,792       5,440,200
Deposits                                          57,556,694      49,750,208
Advances from Federal Home Loan Bank               9,052,328       9,611,711
Total Liabilities                                 67,231,179      59,843,596
Total Stockholders' Equity                         9,218,692       9,123,335

                         CONDENSED STATEMENTS OF INCOME

                                                        Three Months
                                                      Ended December 31,
                                               -----------------------------
                                                    2002           2001
                                                (Unaudited)     (Unaudited)
                                               -------------   -------------
Interest Income                                $   1,143,515   $   1,220,928
Interest Expense                                     514,485         700,592
                                               -------------   -------------
Net Interest Income                                  629,030         520,336
Provision for Loan Losses                             15,000          16,000
                                               -------------   -------------
Net Interest Income After
  Provision for Loan Losses                          614,030         504,336
Non-Interest Income                                   57,448          26,503
Non-Interest Expense                                 530,861         406,474
                                               -------------   -------------
Income Before Provision
  for Income Taxes                                   140,617         124,365
Provision for Income Taxes                            48,771          40,113
                                               -------------   -------------
Net Income                                     $      91,846   $      84,252
                                               =============   =============
Earnings Per Share:
  Basic                                        $        0.21   $        0.20
                                               =============   =============

  Diluted                                      $        0.20   $        0.20
                                               =============   =============